Exhibit 99.1

            J & J Snack Foods Reports Dip in Fourth Quarter Earnings

     PENNSAUKEN, N.J.--(BUSINESS WIRE)--Nov. 8, 2007--J & J Snack Foods Corp. (NASDAQ:JJSF) today reported record sales and earnings for its 2007 fiscal year.

     Sales for the fiscal year ended September 29, 2007 (52 weeks) increased 11% to $568.9 million from $514.8 million in the fiscal year ended September 30, 2006 (53 weeks). Net earnings increased 9% to $32.1 million in fiscal 2007 from $29.5 million in fiscal 2006. On a per diluted share basis, earnings increased 8% to $1.69 from $1.57. Operating income increased 8% to $48.6 million this year from $45.1 million in the year ago period.

     For the fourth quarter ended September 29, 2007 (13 weeks), sales increased 5% to $162.2 million from $154.1 million in the fourth quarter ended September 30, 2006 (14 weeks). Net earnings decreased 9% to $10.5 million in the current year quarter from $11.5 million. Earnings per diluted share were $.55 this year compared to $.61 last year. Operating income decreased 9% to $16.4 million from $18.1 million in the year ago period.

     Gerald B. Shreiber, J & J's President and Chief Executive Officer, commented, "Although our ICEE and Frozen Beverages group did contribute both increased sales and earnings in the quarter, our other business' segments were impacted by sharply increasing raw material and packaging costs."

     J & J Snack Foods Corp.'s principal products include SUPERPRETZEL, PRETZEL FILLERS and other soft pretzels, ICEE, SLUSH PUPPIE and ARCTIC BLAST frozen beverages, LUIGI'S, MAMA TISH'S, SHAPE UPS, MINUTE MAID* and BARQ'S** and CHILL*** frozen juice bars and ices, WHOLE FRUIT sorbet, FRUIT-A-FREEZE frozen fruit bars, MARY B'S biscuits and dumplings, DADDY RAY'S fig and fruit bars, TIO PEPE'S churros, THE FUNNEL CAKE FACTORY funnel cakes, and MRS. GOODCOOKIE, CAMDEN CREEK, COUNTRY HOME and READI-BAKE cookies. J & J has manufacturing facilities in Pennsauken, Bridgeport and Bellmawr, New Jersey; Scranton, Hatfield and Chambersburg, Pennsylvania; Carrollton, Texas; Atlanta, Georgia; Moscow Mills, Missouri; Pensacola, Florida and Vernon and Newport, California.

     *MINUTE MAID is a registered trademark of The Coca-Cola Company.

     **BARQ'S is a registered trademark of Barq's Inc.

     ***CHILL is a registered trademark of Wells Dairy, Inc.


                             Consolidated Statements of Operations
                         ---------------------------------------------
                           Three Months Ended     Fiscal Year Ended
                         ---------------------- ----------------------
                         Sept. 29,   Sept. 30,   Sept. 29,  Sept. 30,
                            2007       2006         2007       2006
                         (13 weeks) (14 weeks)  (52 weeks)  (53 weeks)
                         ---------- ----------- ----------- ----------
                                        (in thousands)

Net sales                $  162,209 $   154,084 $   568,901 $  514,831
Cost of goods sold          108,995     100,741     382,374    342,412
                         ---------- ----------- ----------- ----------
  Gross profit               53,214      53,343     186,527    172,419
Operating expenses           36,770      35,218     137,947    127,355
                         ---------- ----------- ----------- ----------
Operating income             16,444      18,125      48,580     45,064
Other income                    664         863       2,578      3,008
                         ---------- ----------- ----------- ----------
Earnings before income
 taxes                       17,108      18,988      51,158     48,072
Income taxes                  6,631       7,471      19,046     18,622
                         ---------- ----------- ----------- ----------
  Net earnings           $   10,477 $    11,517 $    32,112 $   29,450
                         ========== =========== =========== ==========

Earnings per diluted
 share                   $      .55 $       .61 $      1.69 $     1.57
Earnings per basic share $      .56 $       .62 $      1.72 $     1.60
Weighted average number
 of diluted shares           19,056      18,850      19,005     18,807
Weighted average number
 of basic shares             18,731      18,505      18,635     18,421


                                      Consolidated Balance Sheets
                                 -------------------------------------
                                 September 29, 2007 September 30, 2006
                                 ------------------ ------------------
                                            (in thousands)

Cash & cash equivalents          $           15,819 $           17,621
Marketable securities available
 for sale                                    41,200             59,000
Other current assets                        108,345             95,623
Property, plant & equipment, net             93,222             85,447
Goodwill                                     60,314             57,948
Other intangible assets, net                 58,333             22,669
Other                                         3,055              2,500
                                 ------------------ ------------------
   Total                         $          380,288 $          340,808
                                 ================== ==================

Current liabilities              $           64,601 $           58,306
Long-term obligations under
 capital leases                                 474                  -
Deferred income taxes                        19,180             18,211
Other long-term liabilities                     451                635
Stockholders' equity                        295,582            263,656
                                 ------------------ ------------------
   Total                         $          380,288 $          340,808
                                 ================== ==================


                                          Consolidated Statements of
                                                   Cash Flows
                                          ----------------------------
                                               Fiscal Year Ended
                                          ----------------------------
                                          September 29,  September 30,
                                               2007           2006
                                            (52 weeks)    (53 weeks)
                                          -------------- -------------
                                                 (in thousands)

Operating activities:
  Net earnings                            $      32,112  $     29,450
  Adjustments to reconcile net earnings
   to net cash provided by operating
   activities:
    Depreciation and amortization of
     fixed assets                                22,451        22,848
    Amortization of intangibles and
     deferred costs                               4,557         1,760
    (Gains) losses from disposals and
     write-downs of property & equipment            (49)        1,062
    Other                                          (150)            -
    Share-based compensation                      1,740         1,586
    Deferred income taxes                           557           (96)
    Changes in assets and liabilities,
     net of effects from purchase of
     companies:
      Increase in accounts receivable              (569)       (4,223)
      Increase in inventories                    (5,722)       (2,160)
      Increase in prepaid expenses and
       other                                        (65)         (167)
      Increase in accounts payable and
       accrued liabilities                        2,981         4,905
                                          -------------- -------------
    Net cash provided by operating
     activities                                  57,843        54,965
                                          -------------- -------------

Investing activities:
  Purchases of property, plant and
   equipment                                    (22,765)      (19,739)
  Payments for purchase of companies, net
   of cash acquired                             (52,747)      (26,264)
  Purchase of marketable securities             (60,875)      (40,825)
  Proceeds from sales of marketable
   securities                                    78,882        36,050
  Proceeds from disposal of property &
   equipment                                        592         1,046
  Other                                            (921)         (897)
                                          -------------- -------------
    Net cash used in investing activities       (57,834)      (50,629)
                                          -------------- -------------

Financing activities:
  Proceeds from issuance of common stock          4,369         2,809
  Payments of cash dividend                      (6,123)       (5,273)
  Payments on capitalized lease
   obligations                                      (15)            -
                                          -------------- -------------

    Net cash used in financing activities        (1,769)       (2,464)

    Effect of exchange rate on cash and
     cash equivalents                               (42)          (46)
                                          -------------- -------------

    Net (decrease) increase in cash &
     cash equivalents                            (1,802)        1,826

Cash and cash equivalents at beginning of
 year                                            17,621        15,795
                                          -------------- -------------

Cash and cash equivalents at end of year  $      15,819  $     17,621
                                          ============== =============


                                          Segment Reporting
                                --------------------------------------
                                           Fiscal Year End
                                --------------------------------------
                                September 29, 2007  September 30, 2006
                                ------------------- ------------------
                                            (in thousands)

Sales to external customers:
   Food Service                 $          355,764  $         320,167
   Retail Supermarket                       52,131             46,948
   The Restaurant Group                      2,766              3,897
   Frozen Beverages                        158,240            143,819
                                ------------------- ------------------
                                $          568,901  $         514,831
                                =================== ==================

Depreciation and Amortization:
   Food Service                 $           16,176  $          13,992
   Retail Supermarket                            -                  -
   The Restaurant Group                         60                102
   Frozen Beverages                         10,772             10,514
                                ------------------- ------------------
                                $           27,008  $          24,608
                                =================== ==================

Operating Income (Loss):
   Food Service                 $           33,417  $          32,083
   Retail Supermarket                           (2)             1,945
   The Restaurant Group                         31               (253)
   Frozen Beverages                         15,134             11,289
                                ------------------- ------------------
                                $           48,580  $          45,064
                                =================== ==================

Capital Expenditures:
   Food Service                 $           12,755  $          11,111
   Retail Supermarket                            -                  -
   The Restaurant Group                        102                  3
   Frozen Beverages                          9,908              8,625
                                ------------------- ------------------
                                $           22,765  $          19,739
                                =================== ==================

Assets:
   Food Service                            252,843  $         218,834
   Retail Supermarket                            -                  -
   The Restaurant Group                        690                838
   Frozen Beverages                        126,755            121,136
                                ------------------- ------------------
                                $          380,288  $         340,808
                                =================== ==================


     RESULTS OF OPERATIONS

     Fiscal 2007 (52 weeks) Compared to Fiscal 2006 (53 weeks)

     Net sales increased $54,070,000 or 11% to $568,901,000 in fiscal 2007 from $514,831,000 in fiscal 2006. Adjusting for sales related to the acquisitions of ICEE of Hawaii in January 2006, SLUSH PUPPIE in May 2006, DADDY RAY'S in January 2007, HOM/ADE Foods in January 2007, and WHOLE FRUIT Sorbet and FRUIT-A-FREEZE Frozen Fruit Bar brands in March 2007, sales increased approximately 2%, or $9,236,000.

     We have four reportable segments, as disclosed in the accompanying notes to the consolidated financial statements: Food Service, Retail Supermarkets, The Restaurant Group and Frozen Beverages.

     The Chief Operating Decision Maker for Food Service, Retail Supermarkets and The Restaurant Group and the Chief Operating Decision Maker for Frozen Beverages monthly review and evaluate operating income and sales in order to assess performance and allocate resources to each individual segment. In addition, the Chief Operating Decision Makers review and evaluate depreciation, capital spending and assets of each segment on a quarterly basis to monitor cash flow and asset needs of each segment.

     Food Service

     Sales to food service customers increased $35,597,000 or 11% to $355,764,000 in fiscal 2007. Excluding the benefit of Hom/Ade sales of $22,409,000, DADDY RAY sales of $15,468,000, and WHOLE FRUIT and FRUIT-A-FREEZE sales of $1,781,000, sales increased approximately 1%. Soft pretzel sales to the food service market decreased $722,000, or 1%, to $98,859,000 for the year. Sales of bakery products excluding Hom/Ade and DADDY RAY'S, increased $3,648,000, or 3%, for the year. Churro sales were essentially unchanged for the year with $22,069,000 of sales in 2007. Frozen juice bar and ices sales increased $3,235,000 or 7% to $47,571,000 for the year. Without WHOLE FRUIT and FRUIT-A-FREEZE, sales increased 3% for the year with sales to school food service customers accounting for most of the increase. Sales of our funnel cake products were down $1,198,000, or 15%, as sales declined to one customer. The changes in sales throughout the Food Service segment were from a combination of volume changes and price increases.

     Retail Supermarkets

     Sales of products to retail supermarkets increased $5,183,000 or 11% to $52,131,000 in fiscal 2007. Total soft pretzel sales to retail supermarkets were $24,867,000, an increase of 10% from fiscal 2006 due to volume and pricing. Sales of frozen juice bars and ices increased $3,626,000 or 14% to $29,426,000 in 2007 from $25,800,000 in 2006 due to volume and pricing. Coupon costs, a reduction of sales, were up $687,000, or 33%, for the year, because of increased distribution of coupons.

     The Restaurant Group

     Sales of our Restaurant Group, which operates BAVARIAN PRETZEL BAKERY and PRETZEL GOURMET retail stores in the Mid-Atlantic region, declined by 29% primarily due to closings or licensings of stores in the past year. At September 29, 2007, we had 9 stores open. Sales of stores open for both years were down 8% for the year.

     Frozen Beverages

     Frozen beverage and related product sales increased $14,421,000 or 10% to $158,420,000 in fiscal 2007. Excluding the benefit of sales from the acquisitions of ICEE of Hawaii and SLUSH PUPPIE, frozen beverages and related product sales would have been up 2% for the year. Beverage sales alone were up 9% for the year. Excluding sales from the acquisitions, beverage sales alone would have been up 1% for the year. Gallon sales were down 3% for the year in our base ICEE business. Service revenue increased $5,831,000, or 23%, to $31,249,000 for the year as we continue to emphasize growing this part of our business. Frozen carbonated machine sales decreased $1,111,000 to $16,473,000 for the year.

     Consolidated

     Gross profit as a percent of sales decreased .71 of a percentage point in 2007 from 2006 although it remained at 33% of sales for both 2007 and 2006. Excluding the lower gross profit margin of the acquired DADDY RAY'S business, gross profit percentage would have declined only .26 of a percentage point for the year.

     We were impacted by higher commodity costs of over $8,000,000 for the year with over $3,500,000 impacting us in the fourth quarter. Reduced trade spending in our retail supermarket segment, other pricing and lower utility and insurance costs of approximately $1,100,000 helped to offset some of the commodity costs increase.

     We expect to continue to be impacted by higher commodity costs going forward.

     Total operating expenses increased $10,592,000 to $137,947,000 in fiscal 2007 but as a percentage of sales decreased .49 of a percentage point to 24% of sales in 2007. An impairment charge last year of $1,193,000 in the Food Service segment for the writedown of robotic packaging equipment and an increase of other general income of $1,312,000 this year accounted for virtually all of the ..49 percentage point decrease. Other general income of $1,388,000 this year primarily consists of $495,000 and $321,000 insurance gains in the Frozen Beverages and The Restaurant Group segments, respectively and a royalty settlement of $569,000 in the Food Service segment reduced by other general expense items. Marketing expenses increased .38 of a percentage point but stayed at 12% of sales. Marketing expenses this year include $1,940,000 of costs for a TV/Internet advertising campaign for our retail SUPERPRETZEL product.

     Operating income increased $3,516,000 or 8% to $48,580,000 in fiscal 2007 as a result of the aforementioned items. Excluding the writedown of robotic packaging equipment last year, operating income increased $2,323,000, or 5%. Excluding the impact of the writedown of the robotic packaging equipment last year and the increase in other general income this year, operating income was up $1,011,000, or 2%, this year.

     Investment income decreased by $417,000 to $2,720,000 primarily due lower investable balances of cash and marketable securities.

     The effective income tax rate decreased to 37% in fiscal year 2007 from 39% in 2006 due primarily from the resolution of state and foreign tax matters.

     Net earnings increased $2,662,000 or 9% in fiscal 2007 to $32,112,000 or $1.69 per fully diluted share as a result of the aforementioned items.

     The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.


     CONTACT: J & J Snack Foods Corp.
              Dennis G. Moore
              Senior Vice President
              Chief Financial Officer
              856-665-9533, ext. 268